AGREEMENT OF SALE

     THIS AGREEMENT OF SALE is entered into as of the 24th day of October, 1996, by and between CEEBRAID-SIGNAL CORPORATION, a Florida corporation ("Purchaser") and GLENEAGLES INVESTORS A REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Thirteen Million Six Hundred Seventy-Five Thousand and No/100 Dollars ($13,675,000.00) ("Purchase Price"), that certain real property in Dade County, Florida, more particularly described on Exhibit A attached hereto, which Property is known as Gleneagles Apartments, together with all easements, permits, development rights, leases, and appurtenances thereto and improvements thereon (the "Real Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B (the "Personal Property"), which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale. The Real Property and the Personal Property are hereinafter collectively referred to as the "Property".

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. Upon the execution of this Agreement, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          b. On the Closing Date (as hereinafter defined), $13,675,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 3:00 p.m. Central Time on the Closing Date.

     3.   TITLE COMMITMENT AND SURVEY.

          a. Attached hereto as Exhibit D is a title commitment dated July 23, 1996 ("Title Commitment") for an owner's marketability title insurance policy ("Title Policy") issued by Partners Title Company, as Agent for Chicago Title Insurance Company ("Title Insurer"). The Owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, and the special title exceptions set forth in Schedule B, Numbers 5 through 17 inclusive, of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Seller shall pay for the costs of the Title Policy, and Purchaser shall pay for "extended coverage" and any special endorsements which Purchaser requires.

          b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by Biscayne Engineering Co. revised as of May 30, 1987, and Purchaser approves all of the matters set forth on the Survey. If Purchaser requires an updated Survey (the "Updated Survey"), Purchaser shall order and pay for same. Purchaser shall deliver a copy of the Updated Survey within twenty five (25) days from the date hereof. If the Updated Survey discloses any encroachment or other matter not disclosed on the Title Commitment which materially impairs the marketability of the Property (an "Unpermitted Survey Exception") and which cannot be insured over by the Title Insurer, Purchaser may elect to proceed with Closing or terminate this Agreement. In no event shall the existence of an Unpermitted Survey Exception be deemed an Event of Default by Seller hereunder.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     5. PAYMENT OF CLOSING COSTS. Seller shall pay for (i) the costs of all documentary stamps to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement, and (ii) the recording charges pertaining to any instruments required to cure title defects.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $100,000 or less, or in the case of Personal Property, for $10,000 or less, then Seller shall commence the repair or restoration in an expeditious manner, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds that amount, then Purchaser may elect to terminate this Agreement by notice to Seller within fifteen (15) days after receipt of notice of the casualty. If Purchaser does not elect to terminate, then Purchaser shall be deemed to accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of Seller's insurance deductible.

          b. If condemnation proceedings ("Proceedings") are instituted against the Property, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

          c. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     7.   AS-IS CONDITION.

          a. Seller acquired title to the Property by virtue of a deed in lieu of foreclosure, and therefore, Seller cannot make any representations as to the condition of the Property upon which Purchaser can rely. Any information which Seller has as to the leases is based solely upon information which Seller obtained subsequent to its acquisition of the Property. Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the leases. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as -of the date of this Agreement, subject to reasonable wear and tear from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind - upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defied below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title HI of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defied), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.

Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     8. CLOSING. The closing ("Closing") of this transaction shall be on October 30, 1996 ("Closing Date"), at the office of the Title Insurer, at which time Seller shall deliver possession of the Property to Purchaser.

     9.   CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts ("Service Contracts") (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases ("Leases") and security deposits (in the form of Exhibit H attached hereto); an updated Rent Roll (as that term is hereinafter defined); a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto); and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO RECOVER ACTUAL THIRD PARTY COSTS INCURRED IN CONDUCTING ITS INVESTIGATION OF THE PROPERTY AS SET FORTH IN PARAGRAPH 16 HEREOF INCLUDING REASONABLE ATTORNEY'S FEES AND COSTS IN AN AMOUNT NOT TO EXCEED $200,000.00 AND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED OR THE DOCUMENTS REQUIRED TO BE DELIVERED AT CLOSING, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

     12. a. PRORATIONS. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; management fees in the amount of 5% of collections; real and personal property taxes; and other similar items shall be adjusted ratably as of 12:01 A.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering the Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in Paragraph 12(b) below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller, and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then Seller's pro rata share of the first rent collected by Purchaser during the calendar month in which the Closing occurs will be delivered to Seller for the Delinquent Rent. If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 10 days of Purchaser's receipt of that Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed. Purchaser shall have no obligation to actively pursue collection of Delinquent Rent which is in arrears for more than thirty (30) days.

     13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 10.

     14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10. Seller hereby consents to an assignment to an entity, in which Purchaser has an interest, provided such assignment is effected within five (5) days prior to the Closing Date. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

     15. BROKER. The parties hereto acknowledge that CB Commercial Real Estate Group, Inc. ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

     16.  DOCUMENTS, INSPECTION OF PROPERTY.

          a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). All of the Documents have been approved by Purchaser as of the date hereof. Purchaser acknowledges that Purchaser has had the opportunity to inspect and approve the condition of the Property including the interior of the apartments. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser delivered to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation- of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          c. Purchaser hereby approves the Documents and the condition of the Property and hereby waives any right to terminate this Agreement due to any disapproval of the Documents or the condition of the Property.

     17. SURVIVAL OF INDEMNITIES. Notwithstanding anything in this Agreement to the contrary, each parties' obligation to indemnify, defend and hold the other party harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

     18.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip A. Schechter and Michael Becker, the asset manager of the Property, and any representation or warranty of the Seller is based upon those matters of which Phillip A. Schechter or Michael Becker has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph 18(a) above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller's knowledge, none of which shall survive the Closing and delivery of the Deed:

               i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

               ii. The rent roll ("Rent Roll") attached hereto as Exhibit K, which will be updated as of the Closing Date, is true and accurate.

               iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

               iv. The Seller is an Illinois limited partnership in good standing and its general partner is an Illinois general partnership in good standing.

               v . The execution of this Agreement and completion of the transaction contemplated herein shall not constitute a default under any other agreements by which Seller is bound.

               vi. Seller has not made any prior assignment of the Service Contracts. No other third party has a beneficial interest in the Service Contracts.

               vii. The Service Contracts listed on the Assignment of Service Contracts are the only service contracts affecting the Property.

               viii. The Service Contracts are in full force and effect and Seller does not know of the existence of any default under any of the Service Contracts.

               ix. Seller has not made any prior assignment of the Leases. No other third party has a beneficial interest in the Leases.

               x. The Leases listed on the Rent Roll attached hereto are the only Leases affecting the Property.

               xi. Except as may be set forth on the delinquency report attached to the Rent Roll to be delivered on the Closing Date, all of the Leases will be in full force and effect and not in default.

          c.   Covenants.

               i . The management, operation, leasing and maintenance of the Property, as presently conducted by the Seller, shall continue until the Closing Date.

               ii. Seller shall notify Purchaser of any material change in the Personal Property after the date of this Agreement.

               iii. Seller shall assign to Purchaser all of Seller's right, title and interest in and to any warranties, guarantees and proceeds from Vista Plastics relating to Claim No. 674054 relating to the installation of plastic piping materials at the Property.

     19. SELLER'S RIGHT TO CURE. If, on or prior to the Closing Date, Purchaser discovers that (i) any representation or warranty of Seller is untrue or misleading in any material respect; or (ii) Seller is in default under this Agreement; or (iii) Seller has failed to perform a required covenant (individually or collectively, a "Breach"), then Purchaser shall give Seller notice of such Breach. Upon receipt of notice from Purchaser, Seller shall have ten (10) days in order to cure such Breach and, if necessary, the Closing Date shall be extended accordingly. If, after making all reasonable efforts, Seller is unable to cure the Breach, then Purchaser shall elect by notice to Seller to either waive the Breach or terminate this Agreement. In the event of termination, all Earnest Money plus the interest accrued thereon shall be returned to Purchaser. If Purchaser fails to give Seller notice of a Breach, then Purchaser shall have waived its rights to assert any claims for such Breach.

     20. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit L is the following report ("Environmental Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request: Phase I Environmental Site Assessment of Gleneagles Apartments prepared by EMG dated May 2, 1996. Seller makes no representation or warranty that the Environmental Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Report, including, without limitation, the matters set forth in the Environmental Report or the accuracy and/or completeness of the Environmental Report.

     21. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     22. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

     23.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     24. NOTICES . Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams

     with copies to:          The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn: Al Liebermann
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Daniel J. Perlman, Esq.
                              Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois 60661-3693
                              312/902-5200
                              312/902-1061 (FAX)

       TO PURCHASER:          Richard Schlesinger
                              Ceebraid-Signal Corporation
                              250 Australian Avenue South
                              Suite 1003
                              West Palm Beach, Florida 33401
                              561/835-4003
                              561/835-8356 (FAX)

     with a copy to:          Howard Bregman, Esq.
                              Greenberg, Traurig
                              777 S. Flagler Drive
                              Suite 310 East
                              West Palm Beach, Florida 33401
                              561/650-7900
                              561/655-6222 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     25. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   Earnest Money;

          b.   One (1) fully executed copy of this Agreement; and

          c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

     26. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Florida.

     27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     29. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     30. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.


     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
October    , 1996.
                              CEEBRAID-SIGNAL CORPORATION, a Florida
                              corporation


                              By:   /s/ Richard Schlesinger
                                   -----------------------------------
                              Name:     Richard Schlesinger
                                   -----------------------------------
                              Its:      Managing Director
                                   -----------------------------------


Executed by Seller on         SELLER:
October 24, 1996.
                              GLENEAGLES INVESTORS A REAL ESTATE LIMITED
                              PARTNERSHIP, an Illinois limited partnership

                              By:  Balcor Equity Partners-IV, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a general partner


                                        By:   /s/ James E. Mendelson
                                             ---------------------------------
                                        Name:     James E. Mendelson
                                             ---------------------------------
                                        Its:      Authorized Representative
                                             ---------------------------------

                         CB Commercial Real Estate Group, Inc. ("Broker")
executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.


                              CB COMMERCIAL REAL ESTATE GROUP, INC.


                              By:
                                   ----------------------------------
                              Name:
                                   ----------------------------------
                              Its:
                                   ----------------------------------

                                   EXHIBITS


A    -    Legal Description

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment of Service Contracts

H    -    Assignment of Leases and Security Deposits

I    -    Notice to Tenants

J    -    Non-Foreign Affidavit

K    -    Rent Roll

L    -    Environmental Report